Exhibit 10.1

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT, dated as of November 18, 2015 (this “Agreement”), is among TransDigm Group Incorporated, a Delaware corporation (“Parent”), Hook Acquisition Sub Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), and the undersigned stockholders of Breeze-Eastern Corporation, a Delaware corporation (the “Company”) set forth on Schedule I attached hereto (each a, “Stockholder” and together, the “Stockholders”).

WHEREAS, each Stockholder beneficially owns (as defined in Rule 13d-3 under the Exchange Act) the number of shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) set forth opposite such Stockholder’s name on Schedule I hereto;

WHEREAS, Parent, Merger Sub and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented from time to time, the “Merger Agreement”), to provide for (i) the making of a cash tender offer (such cash tender offer, as it may be amended from time to time in accordance with the terms of the Merger Agreement, the “Offer”) to purchase all outstanding shares of the Company Common Stock, and (ii) following the consummation of the Offer, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, as an inducement to and condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent has required that the Stockholders enter into this Agreement; and

WHEREAS, capitalized terms used but not defined herein have the meanings assigned to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Agreement to Tender.

(a) Each Stockholder hereby agrees to validly tender or cause to be tendered in the Offer all shares of Company Common Stock currently beneficially owned by such Stockholder and any additional shares of Company Common Stock with respect to which such Stockholder becomes the beneficial owner (including, without limitation, by purchase, by the exercise of Company Stock Options or otherwise) after the date of this Agreement (collectively, but excluding any shares that are disposed of in compliance with Section 7(b), the “Subject Shares”) pursuant to and in accordance with the terms of the Offer no later than ten (10) Business Days after the receipt by such Stockholder of all documents or instruments required to be delivered pursuant to the terms of the Offer, including the letter of transmittal in the case of certificated Subject Shares. In furtherance of the foregoing, at the time of such tender, each Stockholder shall (i) deliver to the Disbursing Agent designated in the Offer (A) a letter of transmittal with respect to the Subject Shares complying with the terms of the Offer, (B) a certificate or certificates representing the Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Disbursing Agent may reasonably request) in the case of a book-entry transfer of any Subject Shares and (C) all other documents or instruments, to the extent applicable, in the form required to be delivered by the other stockholders of the Company pursuant to the terms of the Offer, and/or (ii) instruct its broker or such other Person that is the holder of record of any Subject Shares to tender such Subject Shares pursuant to and in accordance with the terms of the Offer. Each Stockholder agrees that once the Subject Shares are tendered, such Stockholder will not withdraw or cause to be withdrawn any of the Subject Shares from the Offer, unless and until this Agreement shall have been validly terminated in accordance with Section 13.

(b) If the Offer is terminated or withdrawn by Merger Sub, or the Merger Agreement is terminated prior to the Acceptance Date, Parent and Merger Sub shall promptly return, and shall cause the Disbursing Agent to return, all tendered Shares to the registered holders of the Shares tendered in the Offer (and in connection with the foregoing, Merger Sub shall direct the Disbursing Agent to so return such tendered Shares within three (3) Business Days of any such termination or withdrawal).

2. Voting of Subject Shares; Irrevocable Proxy.

(a) At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, or as part of or in connection with any action by written consent in lieu of meeting of stockholders of the Company, each Stockholder shall, or shall cause the holder of record on any applicable record date to, vote, or express consent or dissent with respect to, the Subject Shares (to the extent that any of the Subject Shares are not purchased in the Offer) (i) against (A) any agreement or arrangement related to or in furtherance of any Acquisition Proposal, (B) any other transaction the consummation of which would reasonably be expected to prevent or materially delay or interfere with the Offer or the Merger, or (C) any action, proposal, transaction or agreement that would reasonably be expected to result in (x) a breach of any covenant, representation or warranty or other obligation or agreement of such Stockholder under this Agreement or (y) the failure of any Tender Offer Condition to be satisfied, and (ii) in favor of any other matter necessary for consummation of the Transactions, which is considered at any such meeting of stockholders, and in connection therewith to execute any documents reasonably requested by Parent that are necessary or appropriate in order to effectuate the foregoing.

(b) Each Stockholder, revoking (or causing to be revoked) any proxies that it has heretofore granted, hereby irrevocably appoints Parent as attorney-in-fact and proxy for and on behalf of such Stockholder, for and in the name, place and stead of such Stockholder, to: (i) attend any and all stockholder meetings of the Company with respect to the matters set forth in Section 2(a); (ii) vote, express consent or dissent or issue instructions to the record holder to vote, express consent or dissent with respect to the Subject Shares in accordance with the provisions of Section 2(a) at any such meeting; and (iii) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 2(a), all written consents with respect to the Subject Shares. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable and shall not be terminated by operation of law or upon the occurrence of any other event other than the valid termination of this Agreement pursuant to Section 13. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2(b) is given in connection with and granted in consideration of and as an inducement to Parent entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Stockholder under Section 2(a) hereof. The irrevocable proxy set forth in this Section 2(b) is executed and intended to be irrevocable, subject, however, to automatic termination, upon the termination of this Agreement pursuant to Section 13. Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement.

3. Documentation and Information. No Stockholder shall make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent, except as may be required by Applicable Law. Each Stockholder (a) consents to and authorizes the publication and disclosure by Parent of such Stockholder’s identity and holdings of Subject Shares, the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines is required to be disclosed by Applicable Law (based on the advice of outside legal counsel) in any press release, the Offer Documents, the Company’s Schedule 14D-9 (in each case, including all schedules and documents filed with the SEC) or any other disclosure document in connection with the Offer, the Merger and the other Transactions and (b) agrees to promptly give to Parent and the Company any information they may reasonably require for the preparation of any such disclosure documents. Parent agrees to provide Stockholders and their counsel a reasonable opportunity to review and comment on the disclosures with respect to the Stockholders authorized by the previous sentence, and will give good faith consideration to any comments raised by the Stockholders and their counsel; provided, however, that Parent will not be required to provide any Stockholder or its counsel the opportunity to review any disclosures authorized by the previous sentence if the information with respect to such Stockholder in such disclosures has previously been publicly filed in compliance with the foregoing provisions. Nothing in the foregoing sentence shall limit the ability of a Stockholder to make announcements to its respective limited partners that are consistent in all material respects with prior public disclosures regarding the transactions contemplated hereby. Each Stockholder agrees to promptly notify Parent of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. Parent and Merger Sub agree to promptly give to each Stockholder any information regarding Parent and Merger Sub that such Stockholder reasonably requires for the preparation of any documents that such Stockholder is required to file with the SEC in connection with the transactions contemplated hereby, including the filing of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act.

4. No Solicitation of Acquisition Proposals. During the Agreement Period, each Stockholder shall not, and shall not knowingly permit any director, partner, officer, employee, accountant, consultant, legal counsel, investment banker, financial advisor, broker, finder or agent or other representative (each, a “Representative”) of such Stockholder to (a) directly or indirectly, solicit, initiate, encourage or facilitate any inquiry, offer or proposal with respect to, or that constitutes or would reasonably be expected to lead to, an Acquisition Proposal or a proposal to acquire any of the Subject Shares (except in connection with a Transfer of Subject Shares that is permitted under Section 7(b)) or (b) directly or indirectly, enter into, continue or otherwise engage or participate in any discussions or negotiations with respect to an Acquisition Proposal or provide information to any Person with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal or a proposal to acquire any of the Subject Shares (except in connection with a Transfer of Subject Shares that is permitted under Section 7(b)). Notwithstanding the foregoing, this Section 4 shall not (x) require the Stockholders to attempt to limit or restrict any Representative that is an officer or director of the Company from acting in such person’s capacity as an officer or director of the Company, as provided in Section 9 hereof, or (y) prevent any Representative of a Stockholder from providing any analytical support services to the Company or its Board of Directors in connection with the process contemplated by Section 6.3(c) of the Merger Agreement.

5. Representations and Warranties of Stockholders. Each Stockholder represents and warrants (severally and not jointly) to Parent and Merger Sub as follows (it being understood that, except where expressly stated to be given or made as of the date hereof only, the representations and warranties contained in this Agreement shall be made as of the date hereof, as of the Acceptance Date and, if the Subject Shares have not been previously accepted for payment pursuant to the Offer, as of the Effective Time):

(a) Organization. Such Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Authorization. Such Stockholder has all requisite corporate, limited liability company, partnership or trust power and authority to enter into and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company, partnership or trust action on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and, assuming its due and valid authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

(c) No Violation.

(i) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations hereunder will not, (A) conflict with, or result in violation of any provision of its certificate or articles of incorporation, bylaws or similar organizational documents, (B) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of such Stockholder under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which such Stockholder is a party or (C) assuming compliance with the matters referred to in Section 5(c)(ii), violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or its properties or assets, except, in the case of clauses (B) and (C), for such matters as would not, individually or in the aggregate, reasonably be expected to prevent, delay, impair or otherwise adversely affect, in each case, in any material respect, the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(ii) No action or consent or approval of, or review by, or registration or filing by such Stockholder with, any Governmental Authority is required in connection with the execution and delivery of this Agreement by such Stockholder or the performance by such Stockholder of its obligations hereunder, except for filings that may be required under the HSR Act or any other applicable Competition Law or under federal securities law, including the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, or the securities laws of any state or other jurisdiction.

(d) Ownership of Subject Shares. As of the date hereof, such Stockholder is, and (except with respect to any Subject Shares Transferred in accordance with Section 7(b) or accepted for payment pursuant to the Offer) at all times during the Agreement Period (as defined below) will be, the beneficial owner of, and have good and marketable title to, such Subject Shares with no restrictions on such Stockholder’s rights of disposition pertaining thereto. Other than as provided in this Agreement (including as set forth on Schedule I hereto), such Stockholder has, and (except with respect to any Subject Shares Transferred in accordance with Section 7(b)) at all times during the Agreement Period will have, the sole power, directly or indirectly, to vote, dispose of, exercise and convert, as applicable, the Subject Shares, and to demand or waive any appraisal rights or issue instructions pertaining to the Subject Shares with respect to the matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights (except as imposed by Applicable Law or pursuant to Company policies and procedures governing trading in the Company’s securities), and, as such, has, and (except with respect to any Subject Shares Transferred in accordance with Section 7(b)) at all times during the Agreement Period will have, the complete and exclusive power to, directly or indirectly, (i) issue (or cause the issuance of) instructions with respect to the matters set forth in this Agreement, (ii) agree to all matters set forth in this Agreement and (iii) demand and waive any applicable appraisal or dissent rights. Except to the extent of any Subject Shares acquired after the date hereof (which shall become Subject Shares upon that acquisition), the number of shares of the Company Common Stock set forth on the signature page hereof are the only shares of Company Common Stock beneficially owned by such Stockholder on the date of this Agreement. Other than the Subject Shares, such Stockholder does not own any shares of Company Common Stock or any options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no interest in or voting rights with respect to any securities of the Company. Except as provided in this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, to which Stockholder is a party obligating such Stockholder to Transfer or cause to be Transferred, any of the Subject Shares. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

(e) No Proxies. Except as set forth on Schedule I hereto, none of the Subject Shares are subject to any voting agreement or proxy.

(f) Absence of Litigation. As of the date hereof, there is no Action pending against, or, to the knowledge of such Stockholder, threatened against or otherwise affecting, such Stockholder or any of its properties or assets (including the Subject Shares) that could reasonably be expected to impair in any material respect the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(g) Opportunity to Review; Reliance. Such Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of its own choosing. None of Parent, Merger Sub or the Company, or their respective counsel, has provided advice to such Stockholder with respect to this Agreement or the validity or effect of this Agreement. Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

(h) Finders’ Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder in its or his capacity as such.

6. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Stockholders, as of the date hereof and as of the Acceptance Date, that (a) such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) such party has all requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder, (c) the execution and delivery by such party of this Agreement and the consummation by such party of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such party and (d) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

7. No Proxies for or Encumbrances on Subject Shares.

(a) Except pursuant to the terms of this Agreement, during the Agreement Period, each Stockholder shall not (nor shall it permit any Person under such Stockholder’s control to), without the prior written consent of Parent, directly or indirectly, (i) grant any proxies, powers of attorney, rights of first offer or refusal, or enter into any voting trust or voting agreement or arrangement with respect to any Subject Shares, (ii) sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) (each, a “Transfer”) any Subject Shares, (iii) otherwise permit any encumbrance to be created on any Subject Shares, or (iv) enter into any contract, agreement, option, instrument or other arrangement or understanding with respect to the direct or indirect Transfer of any Subject Shares. For the avoidance of doubt, customary arrangements with respect to Subject Shares that are held in margin accounts as of the date hereof and that would not prevent, impair or delay any Stockholder’s ability to comply with the terms and conditions of this Agreement will not be deemed to violate the restrictions contained in the previous sentence. Each Stockholder shall not, and shall not permit any Person under such Stockholder’s control or any of its or their respective representatives to, seek or solicit any such Transfer or any such contract, agreement, option, instrument or other arrangement or understanding. Except to the extent permitted under the terms of this Agreement, each Stockholder shall not take any other action that would restrict, limit or interfere in any material respect with the performance of such Stockholder’s obligations hereunder or the Transactions.

(b) Notwithstanding the foregoing, each Stockholder shall have the right to Transfer all or any portion of its Subject Shares to a Permitted Transferee of such Stockholder if and only if such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable in form and substance to Parent, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Stockholder for all purposes of this Agreement. “Permitted Transferee” means any affiliate of a Stockholder.

(c) During the Agreement Period, each Stockholder hereby authorizes Parent and Merger Sub to direct the Company to impose stop orders to prevent the Transfer of any Subject Shares on the books of the Company in violation of this Agreement.

8. Waiver of Appraisal Rights. Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise or assert, on its own behalf or on behalf of any other holder of Company Common Stock, any rights of appraisal, any dissenters’ rights or any similar rights relating to the Merger that such Stockholder may have by virtue of, or with respect to, any Subject Shares.

9. Directors and Officers. This Agreement shall apply to each Stockholder solely in its capacity as a holder of Company Common Stock, Company Stock Options or other equity interests in the Company. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require a Stockholder to attempt to) (a) limit or restrict any actions or omissions of a director or officer of the Company, including, without limitation, (i) in the exercise of his or her fiduciary duties as a director or officer of the Company under Applicable Law, (ii) in his or her capacity as a trustee or fiduciary of any of the Company’s Plans or trusts or (iii) in the exercise of his or her role as a director or officer of the Company in carrying out the process contemplated in Section 6.3(c) of the Merger Agreement or (b) prevent or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any of the Company’s Plans or trusts from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

10. Notices of Certain Events. Each Stockholder shall notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of such Stockholder set forth in Section 5. Each Stockholder shall notify Parent of the number of any new Subject Shares acquired by such Stockholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof. Parent and Merger Sub shall notify each Stockholder of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of Parent and Merger Sub set forth in Section 6.

11. Further Assurances. Parent, Merger Sub and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations, to perform their respective obligations under this Agreement.

12. Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of a stock split, reverse stock split, recapitalization, combination, reclassification, readjustment, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in the transaction.

13. Termination. This Agreement shall automatically terminate and become void and of no further force or effect on the earliest to occur of (a) the Acceptance Date, (b) the termination of this Agreement by written notice from Parent to the Stockholders, (c) any reduction of the Per Share Amount (except as provided in Section 1.1(h) of the Merger Agreement), (d) a Change of Recommendation made in compliance with Section 6.3(c)(v) or (vi) of the Merger Agreement, (e) the termination of the Merger Agreement in accordance with its terms or (f) a willful or intentional material breach by Parent of its obligations under his Agreement (the period from the date hereof through such time being referred to as the “Agreement Period”); provided that (i) this Section 13 and the applicable definitional and interpretive provisions of Section 15 shall survive such termination and (ii) no such termination shall relieve or release any Stockholder, Parent or Merger Sub from any obligations or liabilities arising out of its breach of this Agreement prior to its termination.

14. Stockholder Obligations. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder. Each of Parent and Merger Sub, on the one hand, and each Stockholder, on the other hand, shall be entitled to enforce its rights under this Agreement against the other, and it shall not be necessary for any other Stockholder to be joined as an additional party in any proceeding for such purpose. No Stockholder may enforce this Agreement against any other Stockholder party hereto. A default by any Stockholder of its obligations pursuant to this Agreement shall not relieve any other Stockholder of any of its obligations to Parent and/or Merger Sub under this Agreement.

15. Miscellaneous.

(a) Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, dispatched by a nationally recognized overnight courier service or sent via facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	If to Parent or Merger Sub, to:

TransDigm Group Incorporated

1301 East Ninth Street, Suite 3000

Cleveland, Ohio 44114

Attention: W. Nicholas Howley, Chairman and Chief Executive Officer; Halle Fine Terrion,

General Counsel and Chief Compliance Officer

Facsimile: (216) 706-2937

with courtesy copies (which courtesy copy shall not constitute notice) to:

Baker & Hostetler LLP

1900 East 9th Street, Suite 3200

Cleveland, Ohio 44114

Attention: John M. Gherlein and John J. Harrington

Facsimile No.: (216) 696-0740

(ii)	If to Stockholder, to:

c/o Tinicum Incorporated

800 Third Avenue, 40th Floor

New York, New York 10022

Attention: Eric M. Ruttenberg

Facsimile: (212) 750-9264

with courtesy copies (which courtesy copy shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, New York 10022

Attention: Mitchell S. Presser; Doug Bacon

Telecopy No.: (212) 277-4000

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; when dispatched, if sent by facsimile, subject to confirmation of uninterrupted transmission by a transmission report; provided that any notice dispatched by facsimile after 17:00 hours (at the place where facsimile is to be received) shall be deemed to have been received at 08:00 (at the place where facsimile is to be received) on the next Business Day; one day after being delivered to the courier, if sent by overnight courier service.

(c) Amendment and Waivers. Any provision of this Agreement may be amended or waived during the Agreement Period (as defined below) if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law. In the event Parent amends or waives the terms and conditions of any Tender and Support Agreement it has entered into with any other stockholder of the Company, the result of which would make the terms and conditions of such other Tender and Support Agreement more favorable to such stockholder than the terms and conditions hereof are to the Stockholders, then Parent will offer to amend or waive the terms and conditions of this Agreement so they are no less favorable to the Stockholders than the terms and conditions of such other Tender and Support Agreement are to such other stockholders.

(d) Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Neither Stockholder, on the one hand, nor Parent or Merger Sub, on the other hand, may assign or delegate this Agreement or any of its rights, interests or obligations hereunder (whether by operation of law or otherwise) without the prior written approval of Parent or the Stockholders, as applicable.

(e) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(i) This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, the negotiation, execution or performance hereof or thereof, and the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(ii) Each of the parties irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for the purpose of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and irrevocably waives, to the fullest extent permitted by law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of venue of any suit, action, or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties agrees that a final judgment in any suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(iii) Each of the parties irrevocably consents to the service of any summons and complaint and any other process in any action or proceeding relating to the Offer or the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 15(e) shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

(f) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR ANY STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(g) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(h) Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any agreed court, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond or other security in connection therewith), specific performance being in addition to any other remedy to which the parties are entitled in accordance with this Agreement. Stockholder, on the one hand, and Parent and the Merger Sub, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties) or to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement.

(i) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by or on behalf of the party incurring such cost or expense, whether or not the transactions contemplated by this Agreement are consummated.

(j) Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (and such counterparts may be transmitted electronically), which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

(k) Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof.

(l) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The meanings assigned to each term defined herein shall be equally applicable to both the singular and plural forms of such term, and words denoting any gender shall include all genders. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(m) No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

(n) No Ownership Interest. Except as otherwise specifically provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholders, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Subject Shares, except as otherwise specifically provided herein.

[Signatures begin on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PARENT:

TRANSDIGM GROUP INCORPORATED

By:	/s/ Terrance M. Paradie
Name:	Terrance M. Paradie
Title:	Executive Vice President and Chief Financial Officer

MERGER SUB:

HOOK ACQUISITION SUB INC.

By:	/s/ Terrance M. Paradie
Name:	Terrance M. Paradie
Title:	President

Parent and Merger Sub Signature Page to Tender and Support Agreement

STOCKHOLDERS:

TINICUM CAPITAL PARTNERS II, L.P.

By:	Tinicum Lantern II L.L.C., its General Partner

By:	/s/ Robert J. Kelly
Name:	Robert J. Kelly
Title:	Member

TINICUM CAPITAL PARTNERS II PARALLEL FUND, L.P.

By:	Tinicum Lantern II L.L.C., its General Partner

By:	/s/ Robert J. Kelly
Name:	Robert J. Kelly
Title:	Member

Stockholder Signature Page to Tender and Support Agreement

SCHEDULE I

Stockholder Name	Shares of Company Common Stock
Tinicum Capital Partners II, L.P.	3,286,153
Tinicum Capital Partners II Parallel Fund, L.P.	17,220

Schedule I